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                                                                    EXHIBIT 10.8


                      -----------------------------------
                      National Network Technologies, Inc.
                      -----------------------------------
                             26 Broadway, Suite 400
                            New York, New York 10004
                   Phone (212) 837-7770 - Fax (212) 837-7817




August 20, 1998


Mr. Jonathan H. Stern
57 Springhouse Road
Woodcliff Lake, NJ 07675

Dear Jon:

We are delighted to extend to you our offer of employment to join National Network Technologies as our Chief Financial Officer. We are confident that you will make an outstanding contribution to the growth and development of our firm as we become a much larger and geographically diverse corporation.

The terms of our offer of employment are as follows:

*  Your base salary will be $205,100 per year.

* In addition, you will be eligible for the achievement of a $50,000 targeted bonus award that will be paid in mid-January following the fiscal year closing. This targeted bonus will be measured by the establishment of mutually agreed upon, formal objectives which compromise 75% of the award. The remainder of the bonus award will be based on more subjective criteria and will carry a weight of 25%.

   For calendar year 1998, your bonus will be prorated and determined by more subjective criteria as well as our evaluation of your performance for the remaining months of the year.

* As our Chief Financial Officer, you will receive Incentive Stock Options to purchase 220,000 common shares of stock at $.50 per share (approximately 1% of current outstanding shares). The Incentive Stock Options will have the following vesting schedule:

   - After the first 12 months, 20% of the 220,000 share Incentive Stock Option will be vested.

   - Thereafter, 1.67% of the remaining shares will vest each month for the remaining 48 months.
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     -  In the event that our company undergoes a change of control, you will be automatically vested in 50% of the shares that are not as yet vested.

              Vesting Example (A): Assume that a change of control takes place between the 24th and 25th month. You will have the following number of shares vested.

                  1. 20% of 220,000 shares or 44,000 shares would be vested after the first 12 months.
                  2. Additional 44,000 shares would vest in the ensuing 12 months.
                  3. 50% of the remaining shares, or 66,000, would qualify for accelerated vesting. Therefore, the total number of shares vested after the first 2 years would be 154,000 or 70% of your Incentive Stock Options.

              Vesting Example (B): Assume that a change of control takes place between the 48th and 49th month. You will have the following number of shares vested:

                  1.  After 12 months, you would be vested in 44,000 shares.
                  2. For the ensuing 36 months, you would be vested in 132,000 shares.
                  3. 50% of the remaining shares or 27,000. Accelerated vesting would give you another 22,000 of vested shares. Therefore, the total shares vested after 48 months of employment would be 198,000 or 90% of your Incentive Stock Options.

     - In the event the company undergoes a change of control after 30 months and you are terminated without cause, your remaining unvested shares will automatically vest to 100% of the shares that are not yet vested.

- You and your family will be covered by our Blue Cross/Blue Shield medical and dental plans at no cost to you.

-  You will receive three weeks vacation each year.

- We are in the process of establishing a 401(k) plan and discontinuing our Defined Benefit Plan and our Supplemental Employee Retirement Plan (Money Purchase Plan). All employees will be eligible to participate in the 401(k) plan. Our company does not anticipate providing any matching funds to an employee's election to participate in the 401(k) plan.

We hope that this offer of employment meets with your approval. We look forward to a long and successful relationship with you as the Chief Financial Officer. As you requested, we will provide you with a prearranged severance of six months continuation and benefit coverage in the event you are terminated without cause. Cause is to be defined as an act of dishonesty or disloyalty to the company.
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If the above meets with your approval, please sign in the space provided below and return the signed offer of employment to us.

Very truly yours,


/s/Hugh O'Kane, Jr.
--------------------
Hugh O'Kane, Jr.
Chairman and Chief Executive Officer



Acceptance of Offer of Employment

Signed by: /s/ Jonathan H. Stern
      ---------------------------------
Date: 8/24/98
      ---------------------------------
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                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


         AMENDMENT NO. 1, dated as February 14, 2000 to the Employment Agreement, dated as of August 20, 1998 (as amended hereby, the "Employment Agreement") by and between Lexent Inc. f/k/a National Network Technologies, Inc., a Delaware corporation (the "Company"), and Jonathan H. Stern ("Executive").

         WHEREAS, the Company and the Executive wish to amend the terms of the Executive's employment with the Company.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree that the Employment Agreement shall be amended as follows:

         SECTION 1. Duties. The Executive's position appearing in first sentence of the first paragraph of the Employment Agreement is hereby amended to read "Executive Vice President and Chief Financial Officer."

         SECTION 2. Bonus. The paragraph after the second bullet point of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

         "In addition, you will be eligible to receive bonus compensation in respect of each fiscal year (or portion thereof) occurring during your employment with us in an amount targeted at 40% of your base salary if our company achieves the target performance objectives established by the Compensation Committee of the Board of Directors with respect to such fiscal year. You will also be eligible to receive additional bonus compensation in respect of each fiscal year (or portion thereof) occurring during your employment with us in an amount targeted at 60% of your base salary (prorated for any portion of a fiscal year) for exceptional performance as may be determined by the Compensation Committee in its sole discretion."

         SECTION 3. Other Provisions. Except as expressly modified by this Amendment No. 1, all provisions of the Employment Agreement shall remain in full force and effect.

         SECTION 4. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 5. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflicts of laws provisions thereof.


                                     *****
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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment
No. 1 as of the day and year first above written.


                                    LEXENT INC.



                                    By /s/ Alf T. Hansen
                                      ------------------------------------------
                                           Alf T. Hansen
                                           President and Chief Executive Officer


                                       /s/ Jonathan H. Stern
                                      ------------------------------------------
                                           Jonathan H. Stern